SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CAPITAL BANK CORPORATION

(Name of Registrant as Specified In Its Charter)

Not Applicable

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4901 Glenwood Avenue

Raleigh, North Carolina 27612

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 24, 2004

To Our Shareholders:

We cordially invite you to attend the 2004 Annual Meeting of Shareholders of Capital Bank Corporation (the “Company”), which we are holding on Thursday, June 24, 2004 at 5:00 p.m. at the Company’s corporate office located at 4901 Glenwood Avenue, Raleigh, North Carolina 27612 for the following purposes:

(1)	To elect five nominees to serve as Class I directors with terms continuing until the Annual Meeting of Shareholders in 2007, two nominees to serve as Class II directors with terms continuing until the Annual Meeting of Shareholders in 2005, and one nominee to serve as a Class III director with term continuing until the Annual Meeting of Shareholders in 2006;

(2)	To ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2004; and

(3)	To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement of the meeting.

Shareholders of record at the close of business on April 16, 2004 are entitled to notice and to vote at the annual meeting and any and all adjournments or postponements of the meeting.

It is important that your shares be represented at the meeting, regardless of the number of shares you may hold. Even though you may plan to attend the meeting in person, please complete and return the enclosed proxy in the envelope provided. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

B. Grant Yarber
Chief Executive Officer

Raleigh, North Carolina

April 29, 2004

CAPITAL BANK CORPORATION

4901 Glenwood Avenue

Raleigh, North Carolina 27612

PROXY STATEMENT

Annual Meeting of Shareholders To Be Held June 24, 2004

This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Capital Bank Corporation (the “Company”) on or about April 29, 2004, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June 24, 2004 at 5:00 p.m. at the Company’s corporate office located at 4901 Glenwood Avenue, Raleigh, North Carolina 27612, and at any adjournment or postponement. All expenses incurred in connection with this solicitation will be paid by the Company. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone or other personal communication means.

Purposes of the Annual Meeting

The principal purposes of the meeting are:

•	To elect five nominees to serve as Class I directors with terms continuing until the Annual Meeting of Shareholders in 2007, two nominees to serve as Class II directors with terms continuing until the Annual Meeting of Shareholders in 2005, and one nominee to serve as a Class III director with term continuing until the Annual Meeting of Shareholders in 2006;

•	To ratify the action of the Audit Committee of the Board of Directors in appointing PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2004; and

•	To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement of the meeting.

Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised. Proxies may be revoked by:

•	filing with the Secretary of the Company written notice of revocation;

•	duly executing a subsequent proxy and filing it with the Secretary of the Company before the revoked proxy is exercised; or

•	attending the Annual Meeting and voting in person.

If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying proxy card and described in this Proxy Statement.

Record Date and Voting Rights

The Board of Directors has fixed the close of business on April 16, 2004 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements of the meeting. As of the close of business on April 16, 2004, the Company had outstanding 6,571,132 shares of its common stock, no par value per share (the “Common Stock”), the holders of which, or their proxies, are entitled to one vote per share. Unless otherwise stated in this Proxy Statement, the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote at the meeting will constitute a quorum.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information as of April 16, 2004 regarding shares of Common Stock owned of record or known by the Company to be owned beneficially by (i) each director, (ii) each director nominee, (iii) each executive officer named in the Summary Compensation Table in this Proxy Statement, (iv) all those known by the Company to beneficially own more than 5% of the Common Stock, and (v) all directors and executive officers as a group. The persons listed below have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent that such power may be shared with a spouse or as otherwise set forth in the footnotes. The mailing address of each of the directors and executive officers is in care of the Company’s address.

The percentages shown below have been calculated based on 6,571,132 total shares of Common Stock outstanding as of April 16, 2004.

Name	Aggregate Number of Shares Beneficially Owned (1)(2)	Acquirable Within 60 Days (3)	Percent of Class Outstanding
Jeffrey L. Gendell (4):
Tontine Financial Partners, L.P.	400,609	—	6.10%
Tontine Management, L.L.C.
Tontine Overseas Associates, L.L.C.	19,750	—	*
Charles F. Atkins (5)	67,169	10,000	1.02%
William C. Burkhardt	25,000	13,800	*
Leopold I. Cohen (6)	30,950	10,000	*
William R. Gilliam (7)	69,767	58,333	1.06%
John F. Grimes, III (8)	7,656	12,416	*
Robert L. Jones (9)	19,000	11,000	*
O.A. Keller, III (10)	53,359	19,300	*
Oscar A. Keller, Jr. (11)	55,000	14,000	*
James D. Moser, Jr. (12)	30,661	14,591	*
Allen T. Nelson (13)	21,600	—	*
George R. Perkins, III (14)	91,932	10,000	1.40%
Don W. Perry (15)	58,738	10,000	*
Carl H. Ricker, Jr. (16)	208,503	2,237	3.17%
J. Rex Thomas (17)	17,350	10,000	*
Samuel J. Wornom, III (18)	42,840	12,000	*
James A. Beck (19)	17,031	39,000	*
Franklin G. Shell	2,900	—	*
Steven E. Crouse (20)	499	1,800	*
Karen H. Priester (21)	450	3,800	*
B. Grant Yarber	500	—	*
All directors and executive officers as a group (17 persons) (22)	779,374	213,277	11.86%

*	Less than one percent

(1)	The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities.

(2)

Amounts do not include the number of stock units credited to the account of each non-employee director participating in the Company’s Deferred Compensation Plan for Outside Directors. These units are payable, at the sole discretion of the Company, either in shares of Common Stock or cash following termination of service, and do not have current voting or investment power. The number of stock units credited to the accounts of the directors and director nominees as of

April 16, 2004, is as follows: 7,143 stock units for Mr. Atkins; 7,493 stock units for Mr. Burkhardt; 7,212 stock units for Mr. Cohen; 1,312 stock units for Mr. Gilliam; 5,475 stock units for Mr. Grimes; 7,773 stock units for Mr. Jones; 12,058 stock units for O.A. Keller, III; 8,481 stock units for Oscar A. Keller, Jr.; 1,332 stock units for Mr. Moser; 6,567 stock units for Mr. Perkins; 7,003 stock units for Mr. Perry; 1,292 stock units for Mr. Ricker; 7,095 stock units for Mr. Thomas; and 7,449 stock units for Mr. Wornom.

(3)	Reflects the number of shares of Common Stock that could be purchased by exercise of options to purchase Common Stock at April 16, 2004 or within 60 days thereafter under the Company’s stock option plans.

(4)	Based solely on review of Schedule 13D filed with the SEC on September 29, 2003 and Amendment No.1 to Schedule 13D filed with the SEC on January 20, 2004, which shows that: (a) Tontine Financial Partners, L.P., a Delaware limited partnership (“TFP”), and Tontine Management, L.L.C., a Delaware limited liability company (“TM”), share beneficial ownership of 400,609 shares of Common Stock; (b) Tontine Overseas Associates, L.L.C., a Delaware limited liability company (“TOA”), which serves as the investment manager to TFP Overseas Fund, Ltd., a company organized under the laws of the Cayman Islands (“TFPO”), beneficially owns 19,750 shares of Common Stock; and (c) Jeffrey L. Gendell may be deemed to be the beneficial owner of the aggregate of 420,359 shares of Common Stock beneficially owned by TFP, TM and TFPO as a result of his status as managing member of TM (the general partner of TFP, with the power to direct the affairs of TFP, including decisions respecting the receipt of dividends from, and the disposition of the proceeds from the sale of, the shares of Common Stock) and managing member of TOA. The address of the principal business and principal office of TFP, TM and TFPO is 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830. The business address of Mr. Gendell is 55 Railroad Avenue, 3rd Floor, Greenwich, Connecticut 06830.

(5)	Includes 50,000 shares held by AGA Corporation, of which Mr. Atkins own 19.8% of the outstanding stock, 10,169 shares held by AK& K Corporation, of which Mr. Atkins owns 25% of the outstanding stock, and 1,000 shares held by Taboys Corporation, a company wholly owned by Mr. Atkins.

(6)	Includes 200 shares held by Mr. Cohen’s wife and 4,500 held in the profit sharing plan of Lee Iron and Metal Co., Inc., a company in which Mr. Cohen and his family are the principal stockholders. Mr. Cohen and his wife serve as co-trustees of the profit sharing plan.

(7)	Includes 18,160 shares held by Mr. Gilliam’s wife, 11,410 shares held in the Company’ 401(k) retirement plan and 19,735 shares held in a trust account for the benefit of Mr. Gilliam’s wife.

(8)	Includes 2,560 shares held by Mr. Grimes’ wife, 750 shares held in an Individual Retirement Account and 1,100 shares held by Mr. Grimes’ wife in her Individual Retirement Account.

(9)	Includes 2,000 shares held in an Individual Retirement Account, 10,000 held by the Sheridan Trust and 6,000 shares held by the Robert L. Jones Charitable Foundation.

(10)	Includes 18,359 shares held jointly with Mr. Keller’s wife, 21,891 shares held in Individual Retirement Accounts, 9,500 shares held by Mr. Keller’s children and grandchildren. Oscar A. Keller, Jr. is the father of O. A. Keller, III.

(11)	Includes 31,500 shares held jointly with Mr. Keller’s wife, and 22,500 shares held by an entity in which Mr. Keller is an officer and principal stockholder.

(12)	Includes 7,817 shares held by Mr. Moser’s wife and 847 shares held by Mr. Moser’s aunt for which Mr. Moser has power of attorney.

(13)	Includes 10,500 shares held in an Individual Retirement Account..

(14)	Includes 64,115 shares held by Mr. Perkins’ father for which Mr. Perkins has a proxy to vote those shares.

(15)	Includes 7,500 shares held by Mr. Perry’s wife, 1,800 shares held by Mr. Perry’s minor children, and 45,285 held by Lee Brick & Tile Company, of which Mr. Perry owns 4% of the outstanding ownership interests.

(16)	Includes 75 shares held in an Individual Retirement Account.

(17)	Includes 14,300 shares held by Mr. Thomas’ wife.

(18)	Includes 2,040 shares held in trust for the benefit of Mr. Wornom’s two grandchildren, of which Mr. Wornom serves as a trustee and 2,000 shares held by a family limited partnership.

(19)	Includes 500 shares held by Mr. Beck’s wife, 12,780 shares held in an Individual Retirement Account, and 3,251 shares held in the Company’s 401(k) retirement plan.

(20)	Includes 150 shares held in an Individual Retirement Account and 349 shares held in the Company’s 401(k) retirement plan.

(21)	Includes 450 shares held in an Individual Retirement Account.

(22)	Includes all shares reflected in this table as beneficially owned by current directors of the Company and by each of Messrs. Yarber, and Crouse and Ms. Karen Priester, each of whom are executive officers of the Company.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with traditional corporate governance principles, the Board of Directors does not involve itself in day-to-day operations. Instead, directors keep themselves informed through, among other things, discussions with the Company’s Chief Executive Officer, other key executives and principal external advisers (legal counsel, outside auditors, investment bankers and other consultants), reading reports and other materials that are provided to them and by participating in board and committee meetings.

The Board of Directors is divided into three classes, as nearly equal in number as possible. Each year the shareholders elect the members of one of the three classes to a three-year term of office. The term of office of the Class I directors expires at the 2004 Annual Meeting of Shareholders, the term of office of the Class II directors expires at the 2005 Annual Meeting of Shareholders and the term of office of the Class III directors expires at the 2006 Annual Meeting of Shareholders or in any event at such time as their respective successors are duly elected and qualified or their earlier resignation, death or removal from office. Pursuant to the Company’s Bylaws, the term of office of directors who were elected by the Board or shareholders to fill a vacancy (whether caused by a resignation, an increase in the number of directors or otherwise) expires at the next meeting of shareholders at which directors are elected. In 2003, the Board of Directors elected the following individuals to the Board of Directors to fill vacancies: Charles F. Atkins and Don W. Perry as Class I Directors; John F. Grimes, III and J. Rex Thomas as Class II Directors; and George R. Perkins, III as a Class III Director. In 2004, the Board of Directors elected B. Grant Yarber as a Class I Director to fill a vacancy. All of the directors who were elected by the Board of Directors in 2003 and Mr. Yarber, who was elected in April 2004, are standing for election at the 2004 Annual Meeting of Shareholders. The Board of Directors, in its business judgment, has made an affirmative determination that each of Messrs. Atkins, Cohen, Grimes, Jones, Keller Jr., Keller III, Moser, Perkins, Perry, Ricker, Thomas, and Wornom meet the definition of “independent director” as that term is defined in the Nasdaq Marketplace Rules.

The following table lists the directors of the Company and the classes in which they serve as of the date of this Proxy Statement:

Class I	Class II	Class III
(Term Expiring 2004)	(Term Expiring 2005)	(Term Expiring 2006)

Charles F. Atkins	William R. Gilliam	William C. Burkhardt
Oscar A. Keller, Jr	John F. Grimes, III	Leopold I. Cohen
James D. Moser, Jr.	Robert L. Jones	O.A. Keller, III
Don W. Perry	J. Rex Thomas	George R. Perkins, III
B. Grant Yarber	Samuel J. Wornom, III	Carl H. Ricker, Jr.

Besides the family relationship between Oscar A. Keller, Jr. and O. A. Keller, III, there are no family relationships among our other directors, director nominees or executive officers. There are no material proceedings to which any of our directors, director nominees or executive officers, or any associate of any of our directors, director nominees or executive officers, is a party adverse to our company or any of our subsidiaries or has a material interest adverse to our company or any of our subsidiaries.

To our knowledge, none of our directors, director nominees or executive officers has been convicted in a criminal proceeding during the last five years (excluding traffic violations or similar misdemeanors) and none of our directors, director nominees or executive officers was a party to any judicial or administrative proceeding during the last five years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Board of Director Meetings

The Board of Directors met 13 times during 2003. In response to recently adopted Nasdaq Marketplace Rules, the Company’s independent directors have decided to hold meetings in Executive sessions without management or management directors, at least four times a year.

Policy on Attendance at Annual Meetings of Shareholders.    The Company does not have a stated policy, but encourages its directors to attend each annual meeting of shareholders. At last year’s annual meeting of shareholders, held on May 29, 2003, nine of the Company’s ten directors were present and in attendance.

Board of Director Committees

The Board has three standing committees, the Executive Committee, the Audit Committee and the Compensation/Human Resources Committee. During 2003, each director attended 75% or more of the aggregate of the Board meetings (held during the period for which the director was in office) and Committee meetings of the Board of which the director was a member.

Executive Committee.    Subject to applicable law, the Executive Committee has the authority to exercise all powers of the Board of Directors during intervals between meetings of the Board. During 2003, the Executive Committee met nine times. The members of the Executive Committee for 2003 were William C. Burkhardt (resigned as Chairman on August 15, 2003, resigned as member as of April 30, 2004), Robert L. Jones (acting Chairman since August 16, 2003 through February 26, 2004), O.A. Keller, III, James A. Beck (resigned August 15, 2003), Don W. Perry (appointed February 26, 2004), Carl H. Ricker, Jr. (appointed member and Chairman since February 26, 2004), and B. Grant Yarber (as of May 1, 2004).

Audit Committee.    The Audit Committee reviews the results and scope of the audit and other services provided by the Company’s independent accountants. The Audit Committee also appoints the Company’s independent accountants. During 2003, the Audit Committee met twelve times.

The members of the Audit Committee for 2003 were James D. Moser, Jr. (Chairman), Samuel J. Wornom, III, William R. Gilliam (appointed July 17, 2003, resigned February 26, 2004), O.A. Keller, III (appointed February 26, 2004), George R. Perkins, III (appointed November 20, 2003), and Don W. Perry (appointed November 20, 2003) and William C. Burkhardt (resigned August 15, 2003). The Board of Directors, in its business judgment, has made an affirmative determination that each of Messrs. Moser, Wornom, Perkins and Perry (i) are “independent directors” as that term is defined by Nasdaq Marketplace Rules and (ii) satisfies Nasdaq Marketplace Rules relating to financial literacy and experience. As a result of failure to satisfy SEC and Nasdaq Marketplace Rules regarding independence of audit committee members, each Messrs. Burkhardt and Gilliam resigned from the Audit Committee in 2003. The Board of Directors has also determined, in its business judgment, that Mr. Moser is an “audit committee financial expert” as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For additional information regarding the Audit Committee, see “Audit Committee Report” below.

Compensation/Human Resources Committee.    The role of the Compensation/Human Resources Committee is to recommend the compensation of the Company’s officers and to administer certain of the Company’s benefit plans. During 2003, the Compensation/Human Resources Committee met five times.

The members of the Compensation/Human Resources Committee for 2003 were William C. Burkhardt (previously Chairman and resigned August 15, 2003), Leopold I. Cohen (Chairman from October 31, 2003), Robert L. Jones, O.A. Keller, III, Charles A. LeGrand (through May 29, 2003), Samuel J. Wornom, III, and Don W. Perry (from November 20, 2003). None of the current members of the Compensation/Human Resources Committee are employed by the Company, and the Board of Directors, in its business judgment, has made an affirmative determination that each of Messrs. Cohen, Jones, Keller III, Wornom and Perry is an “independent director” as that term is defined by Nasdaq Marketplace Rules. For additional information regarding the Compensation/Human Resources Committee, see “Compensation/Human Resources Committee Report” below.

Nominations of Directors

The Company does not have a nominating committee or a nominating committee charter. The Board of Directors has decided against establishing a nominating committee because its policy is to have the independent directors perform the functions that might otherwise be performed by such a committee. In addition, a majority of the independent directors on the Board must approve all director nominees. Therefore, the Board of Directors believes the current practices of the independent directors are appropriate for nominating directors.

The directors elected by the Board of Directors in 2003, including Mr. Atkins, Mr. Perry, Mr. Grimes, Mr. Thomas, and Mr. Perkins were all members of Capital Bank’s Board of Directors. The Company’s Board of Directors believed it was in the best interests of the Company to increase the size of the Company’s Board of Directors and to fill all vacancies with those individuals serving on Capital Bank’s Board of Directors because of their valuable knowledge, industry insight and familiarity with the Company’s operations. In addition, the Board of Directors elected Mr. Yarber a director in 2004. Following Mr. Yarber’s promotion to chief executive officer, the Company’s Board of Directors believed it was in the best interests of the Company to elect him as a director because of Mr. Yarber’s financial expertise and proven leadership skills.

In identifying candidates for the Company’s Board of Directors, the independent directors on the Board consider the composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s shareholders. In conducting this assessment, the independent directors will consider diversity, age, skills, and such other factors as they deem appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. The independent directors believe that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having business experience, and having high moral character; however, they retain the right to modify these minimum qualifications from time to time. A majority of the independent directors on the Board recommended the slate of directors proposed for election at the 2004 Annual Meeting of Shareholders.

The policy of the independent directors on the Board (and the Board of Directors generally) is to consider written nominations of candidates for election to the Board of Directors properly submitted by shareholders, however such nominations are not actively solicited. The independent directors on the Board do not intend to alter the manner in which they evaluate candidates, including the criteria set forth above, based on whether the candidate is recommended by a shareholder or otherwise.

Shareholder Communications

Our shareholders may communicate directly with the members of the Board of Directors or the individual chairmen of standing Board committees by writing directly to those individuals at the following address: Capital Bank Corporation, P.O. Box 18949, Raleigh, North Carolina 27619-8949. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office that is sent directly to an individual unless the Company believes the communication may pose a security risk.

Code of Ethics

Our Board of Directors has adopted a code of ethics (our “Code of Ethics”) that applies to all of our officers including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of our Code of Ethics is available at www.capitalbank-nc.com or free of charge upon written request to Capital Bank Corporation, P.O. Box 18949, Raleigh, North Carolina 27619-8949.

PROPOSAL 1: ELECTION OF DIRECTORS

A majority of the independent directors on the Board of Directors have nominated Charles A. Atkins, B. Grant Yarber, Oscar A. Keller, Jr., James D. Moser, Jr., and Don W. Perry for election at the 2004 Annual Meeting to serve as the Class I directors until the 2007 Annual Meeting of Shareholders (or until such time as their respective successors are elected and qualified or their earlier resignation, death or removal from office). The five candidates who receive the highest number of votes as Class I directors will be elected as Class I directors of the Company.

A majority of the independent directors on the Board of Directors have nominated John F. Grimes, III and J. Rex Thomas as Class II directors for election at the 2004 Annual Meeting to serve as the Class II directors until the 2005 Annual Meeting of Shareholders (or until such time as their respective successors are elected and qualified or their earlier resignation, death or removal from office). The two candidates who receive the highest number of votes as Class II directors will be elected as Class II directors of the Company.

A majority of the independent directors on the Board of Directors have nominated George R. Perkins, III as a Class III director for election at the 2004 Annual Meeting to serve as a Class III director until the 2006 Annual Meeting of Shareholders (or until such time as his respective successor is elected and qualified or his earlier resignation, death or removal from office). The candidate who receives the highest number of votes as a Class III director will be elected as a Class III director of the Company.

The Board of Directors has no reason to believe that the persons named above as nominees for directors will be unable or will decline to serve if elected. However, in the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, it is the intention of the proxy holders named in the accompanying proxy card to vote for the election of such other person or persons as the proxy holders determine in their discretion. In no circumstance will the proxy be voted for more than four nominees. Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholder or, in the absence of such direction, will be voted in favor of the election of the recommended nominees.

Under North Carolina law (under which the Company is incorporated), directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. “Plurality” means that the individuals who receive the largest number of votes cast, even if less than a majority, are elected as directors up to the maximum number of directors chosen at the meeting per each class. Consequently, any shares not voted (whether by abstention, broker nonvoter or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES.

Set forth below are the names and other information pertaining to the Board’s nominees and other directors whose terms of office will continue after the Annual Meeting:

Name	Position With Company	Age	Year First Elected Director
Class I

Charles F. Atkins	Director	55	2003

Don W. Perry (1)(2)(3)	Director	45	2003

Oscar A. Keller, Jr.	Director	83	1997

James D. Moser, Jr. (3)	Director	66	2002

B. Grant Yarber (1)	President, Chief Executive Officer and Director	39	2004

Class II
William R. Gilliam	Vice Chairman of the Board of Directors	67	2002

John F. Grimes, III	Director	61	2003

Robert L. Jones (1)(2)	Director	67	1997

J. Rex Thomas	Director	58	2003

Samuel J. Wornom, III (2)(3)	Director	61	1997

Class III

William C. Burkhardt	Director	66	1997

Leopold I. Cohen (2)	Director	67	2003

O.A. Keller, III (1)(2)(3)	Chairman of the Board of Directors	59	1997

George R. Perkins, III (3)	Director	36	2003

Carl H. Ricker, Jr. (1)	Director	61	2002

(1)	Member of Executive Committee

(2)	Member of Compensation/Human Resources Committee

(3)	Member of Audit Committee

Class I

Charles F. Atkins, has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997. He is currently, and has been for the past fourteen years, President of Cam-L Properties, Inc., a commercial real estate development company located in Sanford, North Carolina.

Oscar A. Keller, Jr., has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director since the Company’s inception. He is currently and has been for the past nine years President and CEO of Parkview Retirement Home, Inc., a retirement facility located in Sanford, North Carolina. Mr. Keller is the father of Oscar A. Keller, III.

James D. Moser, Jr. was elected to serve as a director in 2002. Mr. Moser is a former director of First Community Financial Corporation, which was acquired by the Company in January 2002, and Community Savings Bank, Inc., First Community Financial Corporation’s banking subsidiary. He is a Certified Public Accountant and has been a partner in the accounting firm of Gilliam, Coble & Moser, LLP, Burlington, North Carolina for the past 31 years. Mr. Moser is the Secretary, Treasurer and a director of the Capital Bank Charitable Foundation, which is completely independent from the Company and Capital Bank.

Don W. Perry has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997. He is currently, and has been for the past five years, the President of Lee Brick and Tile Company located in Sanford, North Carolina.

B. Grant Yarber was elected to serve as a director in 2004 when he was promoted to chief executive officer. Prior to joining Capital Bank in July 2003, he was the Chief Lending Officer and Chief Credit Officer of MountainBank in Hendersonville, N.C. for one and a half years. Prior to joining MountainBank, Mr. Yarber served two years as Senior Credit Manager in the Southeast region of Bank of America in Tampa, Florida. Prior to the move to Florida, Mr. Yarber was for two years a State Executive for Business Banking, and Professional and Executive Banking, for Bank of America in Missouri and Illinois. With more than 15 years of banking experience, Mr. Yarber has particular strength in lending and credit management.

Class II

William R. Gilliam was elected to serve as Vice Chairman and director in 2002. Mr. Gilliam served as President and Chief Executive Officer of Community Federal Savings and Loan Association and, subsequently, Community Savings Bank for 12 years prior to its merger with Capital Bank in January 2002. From 1999 through 2002, Mr. Gilliam also served as President and Chief Executive Officer for First Community Financial Corporation, the parent company for Community Savings Bank. Mr. Gilliam is the President and director of the Capital Bank Charitable Foundation, Inc., which is completely independent from the Company and Capital Bank.

John F. Grimes, III, has served as a director of the Company’s principal subsidiary, Capital Bank, since 1999. He is currently, and has been for the past 8 years, a Partner of Cecil Budd Tire Company located in Siler City, North Carolina.

Robert L. Jones has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director since the Company’s inception. He is currently Chairman of Davidson and Jones Hotel Corporation in Raleigh, North Carolina.

J. Rex Thomas has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997. He is currently, and has been for the past five years, the President of Grubb & Ellis|Thomas Linderman, Inc., a commercial real estate brokerage and property management company located in Raleigh, North Carolina.

Samuel J. Wornom, III, has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director since the Company’s inception. He is currently, and has been for the past eight years, President of Nouveau Properties, an investment company located in Sanford, North Carolina.

Class III

William C. Burkhardt has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director since the Company’s inception. From August 15, 2003 until April 30, 2004, Mr. Burkhardt served as Chief Executive Officer for Capital Bank Corporation and Capital Bank. Mr. Burkhardt served as Chairman of the Company’s Executive Committee since the Company’s inception through August 15, 2003. He is the former President and CEO of Austin Quality Foods, which was sold to Keebler/Kellogg Company in 2000. He serves as a director for SCANA Corporation, which acquired Public Service Company of North Carolina in 2000. He was one of the founding directors of the former Triangle Bank Corporation in Raleigh and also has held several key positions with community organizations such as the Raleigh Chamber of Commerce, Triangle Transit Authority, Raleigh-Durham Airport Authority, Rex Healthcare, St. Augustine’s College and Peace College in Raleigh.

Leopold I. Cohen has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director of the Company since 2003. He is currently, and has been for the past thirty years, Chief Executive Officer of Lee Iron and Metal Co., Inc., a recycling business located in Sanford, North Carolina.

O. A. Keller, III, has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has served as a director and as Chairman of the Board of Directors since the Company’s inception. He is currently, and has been for the past seven years, Managing Member of Keller Group, LLC, developers and general contractors of Sanford, North Carolina.

George R. Perkins, III, has served as a director of the Company’s principal subsidiary, Capital Bank, since its inception in 1997 and has was elected to serve as a director in 2003. Mr. Perkins is currently, and has been for the past four years, President of Frontier Spinning Mills, Inc., a textiles company located in Sanford, North Carolina.

Carl H. Ricker, Jr. was elected to serve as a director in 2002. Mr. Ricker is a former director of High Street Corporation, which was acquired by the Company in December 2002. Mr. Ricker is also the President of Azalea Development Management Company, a commercial real estate development company located in Asheville, North Carolina.

COMPENSATION

Director Compensation

Directors who are also employees of the Company receive no compensation in their capacities as directors. However, outside directors receive an annual retainer fee of $5,000 ($15,000 in the case of the Chairman of the Board), as long as they attend at least 75% of the meetings of the Board. Directors are also paid $500 ($1,000 in the case of the Chairman of the Board) for each board meeting they attend and $250 ($500 in the case of the Chairman of the committee) for each committee meeting the director attends. Mr. Keller, our Chairman of the Board, received a $10,000 bonus for his services during 2003.

Directors of the Company who are not also employees of the Company are eligible, pursuant to the Company’s Deferred Compensation Plan for Outside Directors (the “Directors’ Plan”), to defer receipt of any compensation paid to them for their services as a director, including retainer payments, if any, and amounts paid for attendance at meetings. For a discussion of the terms of the Directors’ Plan, see “Equity Compensation Plan Information—Summary Description of the Company’s Non-Shareholder Approved Plans” below.

Executive Compensation

The following executive compensation disclosure reflects compensation for: (i) B. Grant Yarber, the Company’s current Chief Executive Officer, (ii) William C. Burkhardt, who resigned from his position with the

Company as Chief Executive Officer effective April 30, 2004, (iii) James A. Beck, who resigned from all his positions with the Company and Capital Bank (including Chief Executive Officer) effective August 15, 2003, and (iv) other executive officers whose salary and bonus in 2003 exceeded $100,000, including Allen T. Nelson, Jr., who resigned his position as Executive Vice President and Chief Financial Officer effective January 3, 2004 and Franklin G. Shell, who resigned his position as Executive Vice President and Chief Credit Officer effective August 1, 2003 (each, a “named executive officer” and collectively, the “named executive officers”).

Summary Compensation Table

						Long-Term Compensation
	Annual Compensation (1)					No. of Stock Options Granted	All Other Compensation (2)
Name and Principal Position	Year	Salary		Bonus
B. Grant Yarber President & Chief Executive Officer	2003		$59,584		$65,000	20,000		$38,299

William C. Burkhardt (3) Former Chief Executive Officer	2003		$75,000		0	0		$15,000

James A. Beck Former President & Chief Executive Officer	2003 2002 2001	$ $ $	125,000 195,116 177,850		$0 0 17,266	0 0 0	$ $ $	456,851 12,131 14,358

Allen T. Nelson, Jr. Former Executive Vice President & Chief Financial Officer	2003 2002 2001	$ $ $	124,500 119,042 108,042	$ $	0 12,857 12,965	0 0 0	$ $ $	7,604 7,320 8,328

Franklin G. Shell Former Executive Vice President & Chief Credit Officer	2003 2002 2001	$ $ $	75,000 118,875 106,042		$0 0 12,954	0 0 0	$ $ $	70,404 7,317 8,135

Steven E. Crouse Senior Vice President & Chief Accounting Officer	2003		$81,500		$40,000	6,000		$4,906

Karen L. Priester Senior Vice President & Chief Credit Officer	2003		$106,500		$50,000	5,000		$6,407

(1)	Perquisites and other personal benefits received by each individual did not exceed 10% of their salary and bonus compensation and are not included in annual compensation.

(2)	The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. The amounts shown in this column include matching contributions by the Company under the Capital Bank 401(k) retirement plan. During 2003, the Company’s matching contributions were $7,524 for Mr. Beck, $7,554 for Mr. Nelson, $4,525 for Mr. Shell, $4,906 for Mr. Crouse, and $6,407 for Ms. Priester. During 2002, the Company’s matching contributions were $12,131 for Mr. Beck, $7,320 for Mr. Nelson, and $7,317 for Mr. Shell. During 2001, the Company’s matching contributions were $14,358 for Mr. Beck, $8,328 for Mr. Nelson, and $8,135 for Mr. Shell.

In August 2003, Mr. Beck resigned from all positions with the Company and Capital Bank. The Company’s agreement with Mr. Beck in connection with his resignation is described below under “Employment Agreements.” For Mr. Beck, amounts shown in the column “All Other Compensation” includes $400,000 to be paid in 48 bi-monthly installments subject to compliance with certain restrictive covenants, $30,000 in lieu of Mr. Beck’s continued participation in the Company’s 401(k) plan, vacation payout of $7,692, miscellaneous referral fees of $400 and, pursuant to such agreement, the Company’s cost to reimburse Mr. Beck for attorney’s fees related to his resignation.

In January 2004, Mr. Nelson resigned from his position as Executive Vice President and Chief Financial Officer of the Company.

In August 2003, Mr. Shell resigned his position as Executive Vice President and Chief Credit Officer of the Company. Amounts shown in the column “All Other Compensation” for Mr. Shell include $60,000 to be paid in 12 bi-monthly installments of $5,000 beginning September 1, 2003 as severance payments, subject to compliance with certain restrictive covenants, vacation payouts of $5,769 and miscellaneous referral fees of $410.

In August 2003, Mr. Yarber was named Executive Vice President and Chief Credit Officer of the Company. Amounts shown in the column “All Other Compensation” for Mr. Yarber include $38,299 of relocation expenses paid on Mr. Yarber’s behalf.

(3)	On August 15, 2003, the Board of Directors named William C. Burkhardt as interim Chief Executive Officer of the Company and Capital Bank and then on October 16, 2003 Mr. Burkhardt’s interim status was removed and he was appointed Chief Executive Officer for the Company and for Capital Bank. Other compensation for Mr. Burkhardt includes director fees of $15,000 earned by him as a compensated member of the Board prior to being named Chief Executive Officer.

Option Grants in Last Fiscal Year

The following table reflects stock options granted during the past fiscal year to the named executive officers pursuant to option grants by the Board of Directors. No stock appreciation rights were granted to the named executive officers during 2003. All options expire 10 years from the date of grant or, if sooner, 90 days after termination of employment:

	Individual Grants
Name	Number Of Securities Underlying Options Granted	Percent Of Total Options Granted To Employees In Fiscal Year (2)	Exercise Or Base Price Per Share	Expiration Date	Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term (1)
					5%	10%
Steven E. Crouse	6,000	7.4%	$16.02	10/03/13	48,060	96,120
Karen H. Priester	5,000	6.2%	$15.80	12/12/13	39,500	79,000

B. Grant Yarber	10,000	12.3%	$15.27	9/15/13	76,350	152,700
B. Grant Yarber	10,000	12.3%	$15.80	12/15/13	79,000	158,000

(1)	Potential realizable value of grant is calculated assuming that the market price of the underlying security appreciates at annualized rates of 5% and 10%, respectively, over the respective term of the grant. The assumed annual rates of appreciation of 5% and 10% would result in the price of the Company’s common stock increasing to $24.03 and $32.04 per share, respectively, for Mr. Crouse, $23.70 and $31.60 per share, respectively, for Ms. Priester, $22.91 and $30.53 per share, respectively, for Mr. Yarber’s first grant and $23.70 and $31.60 per share, respectively, for Mr. Yarber’s second grant.

(2)	Options to purchase an aggregate of 81,000 shares were granted to employees during 2003.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

The following table sets forth information with respect to option exercises by the named executive officers for the fiscal year ended December 31, 2003 and held by them as of that date:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William C. Burkhardt	0	$0	13,800	0	$64,904	$0
James A. Beck	0	$0	39,000	0	$201,095	$0
Allen T. Nelson, Jr.	0	$0	19,400	3,100	$61,612	$21,001
Franklin G. Shell	17,600	$65,524	0	0	$0	$0
Steven E. Crouse	0	$0	1,600	6,400	$8,968	$2,992
Karen H. Priester	0	$0	3,000	6,000	$17,040	$6,130
B. Grant Yarber	0	$0	0	20,000	$0	$2,100

(1)	In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $15.48 per share, the closing price reported on the NASDAQ National Market on December 31, 2003.

Employment Agreements

Under the terms of his employment agreement, Mr. Beck had agreed to serve as President and Chief Executive Officer of the Company. The term of his employment was three years, annually renewable for successive one-year periods unless the Company furnished 60 days’ prior written notice to Mr. Beck before an anniversary date of the agreement, in which event Mr. Beck would be entitled to his salary and bonus for the remaining term.

On August 15, 2003, Mr. Beck resigned from all positions with the Company and Capital Bank. In connection with his resignation, the Company agreed to pay Mr. Beck $400,000 in 48 equal bi-monthly installments, subject to a general release of claims and certain restrictive covenants, including a non-competition agreement. The Company agreed to reimburse Mr. Beck for the cost of COBRA premiums, and paid him a lump-sum amount of $30,000 in lieu of his continued participation in the Company’s 401(k) plan. In addition, the Company amended Mr. Beck’s stock options so that all of the options previously granted to Mr. Beck became fully vested and will remain exercisable to the extent not previously exercised, for two years after the date of Mr. Beck’s resignation. The Company also reimbursed Mr. Beck for certain attorney’s fees incurred by him in connection with his resignation.

On April 22, 2004, Mr. Burkhardt tendered his resignation as Chief Executive Officer of the Company and Capital Bank. His resignation becomes effective on April 30, 2004. Mr. Burkhardt will continue to serve the Company as a director of both the Company and Capital Bank. It is expected that Mr. Burkhardt and the Company will enter into a consulting agreement pursuant to which he will provide services to the Company and Capital Bank for a period of four months.

Under the terms of his employment agreement, B. Grant Yarber has agreed to serve as Executive Vice President and Chief Lending Officer of the Company. Pursuant to the terms of his employment agreement, Mr. Yarber was granted an option to acquire up to 10,000 shares of Common Stock at $15.27 per share, none of which shares are currently vested. In December 2003, Mr. Yarber was granted an additional option to acquire up to 10,000 shares of Common Stock at $15.80 per share, none of which shares are currently vested. Mr. Yarber’s annual salary and bonus for 2003 was set at $130,000 and, subsequent to his promotion to President in January 2004, his salary for 2004 was set at $190,000. On May 1, 2004, Mr. Yarber was promoted to Chief Executive Officer of the Company and Capital Bank and his annual salary increased to $240,000 effective as of that date pursuant to a revised employment agreement. Mr. Yarber will be eligible for performance bonuses and other benefits available to executives of the Company. In the event of no change in control of the Company and Mr. Yarber is terminated without cause or Mr. Yarber terminates the agreement for good reason, Mr. Yarber would be entitled to his salary and bonus for a minimum of one year and a maximum of two years if Mr. Yarber hadn’t obtained new employment at a comparable compensation package. The Company may terminate Mr. Yarber’s employment for cause, in which event the Company would be required to pay only Mr. Yarber’s compensation due at termination. Upon a change in control of the Company, Mr. Yarber is entitled to compensation equal to 2.99 times the amount of Mr. Yarber’s most recent annual compensation, including the amount of his most recent annual bonus if Mr. Yarber’s termination is within twelve months of the change in control. If Mr. Yarber’s termination occurs more than twelve months but within 24 months after a change in control, Mr. Yarber is entitled to compensation equal to 2.0 times the amount of Mr. Yarber’s most recent annual compensation, including the amount of his most recent annual bonus. If Mr. Yarber’s termination occurs more than 24 months but within 36 months after a change in control, Mr. Yarber is entitled to compensation equal to 1.0 times the amount of Mr. Yarber’s most recent annual compensation, including the amount of his most recent annual bonus.

Change In Control Agreements

Under certain change in control agreements entered into between the Company and Messrs. Shell and Nelson, upon a change in control of the Company, Mr. Shell was entitled to compensation equal to two years’ salary and bonus and Mr. Nelson was entitled to compensation equal to three years’ salary and bonus. These change of control agreements were terminated in connection with the resignations of each of Mr. Shell and Mr. Nelson described elsewhere in this Proxy Statement.

Under a change in control agreement between the Company and Ms. Priester, upon a change in control of the Company, Ms. Priester will be entitled to compensation equal to two years’ salary if she is terminated “without cause” or if she voluntarily terminates employment for “good cause.” If Ms. Priester is terminated “without cause” during the three years beginning on the date of her employment as Chief Credit Officer, Ms. Priester will be entitled to one years base salary.

Equity Compensation Plan Information

The following table provides information as of December 31, 2003 for all equity compensation plans of the Company (including individual arrangements) under which the Company is authorized to issue equity securities.

Plan Category	(a) Number of securities to be issued upon exercise of Outstanding options, warrants and rights (1)		(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders	382,650	(2)	$11.91	194,400	(3)

Equity compensation plans not approved by security holders (4)	132,038	(5)	N/A	67,962	(6)

Total	514,688			262,362

(1)	Refers to shares of the Common Stock.

(2)	Shares issuable upon exercise of outstanding options under the Equity Incentive Plan.

(3)	Shares remaining for future issuance under the Equity Incentive Plan.

(4)	The Company has assumed outstanding options originally granted by Home Savings Bank, First Community Financial Corporation and High Street Corporation. These assumed options are not shown in the table but are exercisable for Common Stock, as follows:

•	Home Savings Bank—48,346 shares at an average weighted exercise price of $8.98 per share.

•	First Community Financial Corporation—172,457 shares at a weighted average exercise price of $6.62 per share.

•	High Street Corporation—100,337 shares at an average weighted exercise price of $11.84per share.

(5)	Shares allocated to participant accounts under the Directors’ Plan and the Deferred Compensation Plan for Advisory Board Members.

(6)	Shares available for future allocation to participant accounts under the Directors’ Plan and the Deferred Compensation Plan for Advisory Board Members.

Summary Description Of Non-Shareholder Approved Plans

The Company is authorized to issue shares of Common Stock under two plans that have not been, nor are required to be, approved by the shareholders of the Company. These plans are the Directors’ Plan and the Deferred Compensation Plan for Advisory Board Members (the “Advisory Board Plan,” together with the Director’s Plan sometimes collectively referred to herein as the “Plans”). As of December 31, 2003, a total of 132,038 shares had been allocated to participant accounts under the Plans, and 67,962 shares remained available for future allocation to participant accounts under the Plans.

The Directors’ Plan permits a non-employee director of the Company or a subsidiary to elect, on first becoming a director and prior to the beginning of each calendar year, to defer payment of all or a portion of his or her director’s fees for the year. The amounts deferred are credited to an account in the director’s name on the date that they would otherwise have been paid in cash and are expressed in “stock units.” The number of stock units credited to a director’s account is determined by dividing 125% of the amount of the deferred fees by the value of the Common Stock on the date of credit.

Amounts credited to a director’s account become payable upon the earliest of the director’s death, disability or retirement as a director. All amounts become payable upon a “change in control” of the Company, as defined in the Directors’ Plan. In the sole discretion of the Company, the form of payment may be either in cash or Common Stock.

The Advisory Board Plan is similar to the Directors’ Plan in that a member of the Advisory Board of the Company or a subsidiary may elect to defer up to 100% of his or her compensation for services as an Advisory Board member. On the date that compensation would otherwise be paid in cash, the deferred amounts are credited to an account in the Advisory Board member’s name and are expressed in “stock units.” The number of units credited to an Advisory Board member’s account is determined by dividing 100% of the amount of the deferred compensation by the value of the Common Stock on the date of credit.

Amounts credited to an Advisory Board member’s account become payable upon the earliest of his or her death, disability or retirement as an advisory board member. All amounts become payable upon a “change in control” of the Company, as defined in the Advisory Board Plan. In the sole discretion of the Company, the form of payment may be either in cash or Common Stock.

Options Assumed in Corporate Acquisitions.    In connection with the Company’s acquisitions of Home Savings Bank, First Community Financial Corporation and High Street Corporation, the Company assumed outstanding stock options that had been granted under the stock option plans of these acquired companies. As of December 31, 2003, these assumed options were exercisable for a total of 321,140 shares at a weighted average exercise price of $8.60 per share. The options originally granted by Home Savings Bank and First Community Financial Corporation are fully vested and exercisable. A portion of the options granted by High Street Corporation remains unvested. The Company did not assume the stock option plans of these acquired companies, and since the closing of the acquisitions, no additional stock options have been granted, nor are any authorized to be granted, under any of these plans.

Compensation/Human Resources Committee Report

General.    The Compensation/Human Resources Committee reviews and oversees the general compensation plans and policies of the Company and approves the individual compensation arrangements for the Company’s officers. Mr. Burkhardt served as the Chairman of the Compensation/Human Resources Committee from January 1, 2003 to August 15, 2003, when Mr. Burkhardt resigned from the Compensation/Human Resources Committee. The Board of Directors appointed Mr. Leopold I. Cohen as the Chairman of the Compensation/Human Resources Committee to replace Mr. Burkhardt.

Executive Compensation Philosophy.    The Company is committed to implementing a scheme of executive compensation which will contribute to the achievement of the Company’s business objectives. The Company believes that it has an executive compensation programs which: (i) fulfills the Company’s business and operating needs, comports with its general human resource strategies and enhances shareholder value; (ii) enables the Company to attract and retain the executive talent essential to the Company’s achievement of its business objectives; (iii) rewards executives for accomplishment of pre-defined business goals and objectives; and (iv) provides rewards consistent with gains in shareholder wealth so that executives will be financially advantaged when shareholders are similarly financially advantaged.

The Company’s policy is to pay its executives and other employees at rates competitive with the national or local markets in which it must recruit to enable the Company to maintain a highly competent and productive staff. The Company competes for management personnel with much larger and more profitable financial services companies, including banks.

Elements of Executive Compensation.    Compensation of executives consists of the same components as the compensation of other Company employees: base salary, company paid fringe benefits (consisting principally of group health or other insurance), bonuses and stock options pursuant to the Company’s Equity Incentive Plan. These components combine fixed and variable elements to create a total compensation package, which provides some income predictability while linking a significant portion of compensation to corporate, business unit and individual performance.

Base Salary.    Salary represents the fixed component of the Company’s executive compensation program. Salaries for executive positions are established using the same process as for other positions and job levels within the Company, that is, by systematically evaluating the position and assigning a salary based on comparisons with pay scales for similar positions in reasonably comparable financial services companies, including banks, using regional and national salary surveys. Individual salaries may be above or below the competitive norm, depending on the executive’s tenure in his position and performance. Companies included in these salary surveys will vary and are not necessarily the same as the companies used for purposes of the performance graph included in this Proxy Statement.

Adjustments to executive salaries are generally made annually along with adjustments to other employee salaries. The Compensation/Human Resources Committee considers the following factors in approving adjustments to salary levels for the Company’s officers: (i) the relationship between current salary and appropriate internal and external salary comparisons; (ii) the average size of salary increases being granted by competitors; (iii) whether the responsibilities of the position have changed during the preceding year; and (iv) the individual’s performance as reflected in the overall manner in which his assigned role is carried out.

Fringe Benefits.    Benefits offered to executives serve a different purpose than do the other elements of executive compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of retirement income. Benefits offered to executives are largely those that are offered to the general employee population, with some variation primarily to promote tax efficiency.

Stock Option Grants.    Stock options are intended to enhance the long-term proprietary interest in the Company on the part of the employee and others who can contribute to the Company’s overall success and to increase the value of the Company to its shareholders.

All employees of the Company are eligible to receive annual stock option grants. Guideline ranges for stock option grants increase relative to cash compensation as position levels increase, since the Board believes that employees at higher levels in the Company have a greater opportunity to influence and contribute to shareholder value.

Stock options are also awarded upon hiring employees to fill certain senior positions in the Company. The sizes of those awards are determined based on the guidelines for annual awards for the position to be occupied by the new employee and the competitive situation.

The process of determining amounts of stock option awards is based on the same criteria as those used for determining adjustments to cash compensation, although success in achieving performance goals is weighed more heavily in determining stock option awards.

CEO Compensation.    William C. Burkhardt’s base salary was set competitively relative to other chief executive officers in financial service companies in the Company’s market area. Mr. Burkhardt’s compensation was reviewed and set by the Compensation/Human Resources Committee and ratified by the full Board of Directors without Mr. Burkhardt’s participation. In determining Mr. Burkhardt’s base salary as well as annual performance bonus, the Compensation/Human Resources Committee reviewed independent compensation data and financial and operational results of the Company for fiscal year 2003 as compared against budgets and peer businesses. As with the Company’s other officers, Mr. Burkhardt’s total compensation involved certain subjective judgments and was not based solely upon any specific objective criteria or weighing.

In August 2003, James A. Beck resigned as CEO and member of the Board of Directors. Payments that he received and will receive as a result of his resignation are described above under “Employment Agreements.” The Committee’s actions taken in respect of Mr. Beck’s resignation reflect a number of factors, including the additional restrictive covenants that Mr. Beck entered into in connection with his resignation, rights that had accrued to Mr. Beck under the terms of certain Company plans in which he was a participant, the Committee’s past practices in connection with the termination of employment of executive officers and the Committee’s judgment as to what was appropriate and reasonable in light of Mr. Beck’s service, position and contributions.

Conclusion.    The Board of Directors believes that these officer compensation policies and programs effectively promote the Company’s interests and enhance shareholder value.

This report is submitted by the members of the Compensation/Human Resources Committee.

Leopold I. Cohen, Chairman	Don W. Perry
Robert L. Jones	Samuel J. Wornom., III
O.A. Keller, III

Audit Committee Report

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent directors, as such term is defined by Nasdaq Marketplace Rules. The Audit Committee operates pursuant to an Amended and Restated Audit Committee Charter that was adopted by the Board on November 18, 1999 and is filed as Appendix A to this Proxy Statement. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent accountants. The Audit Committee also reviewed the Audit Committee Charter and amended and restated it in the manner set forth in Appendix A. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has discussed with the independent accountants any relationships that may impact their objectivity and independence and has satisfied itself as to the independent accountants’ independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission.

This report is submitted by the members of the Audit Committee.

James D. Moser, Jr., Chairman	Don W. Perry
O.A. Keller, III	Samuel J. Wornom, III
George R. Perkins, III

Comparison of Cumulative Total Return

The following graph compares the cumulative total shareholder return on the Common Stock since December 31, 1998, with the cumulative return for the same period of all companies listed on the Nasdaq Stock Market. In addition, a comparison is made to the Nasdaq Bank Index and the SNL Securities Bank Index for banks with $500 million to $1 billion in assets. The Common Stock was registered under the Securities Exchange Act of 1934, as amended, on November 12, 1997 and began trading on the Nasdaq SmallCap Market on December 18, 1997. As of April 1, 2002, the Common Stock began trading on the Nasdaq National Market. The graph assumes that at the beginning of the period indicated, $100 was invested in the Common Stock and the stock of the companies comprising the other indices indicated and that all dividends, if any, were reinvested.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Capital Bank Corporation	100.00	70.45	79.55	98.18	118.83	144.59
NASDAQ-Total US	100.00	185.95	113.19	89.65	61.67	92.90
NASDAQ Bank Index*	100.00	96.15	109.84	118.92	121.74	156.62
SNL $500M-$1B Bank Index	100.00	92.57	88.60	114.95	146.76	211.62

*	Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2004.

Certain Transactions

Certain of the directors and executive officers of the Company are customers of and borrowers from the Company in the ordinary course of business. As of December 31, 2003, loans outstanding to directors and executive officers of the Company, and their associates as a group, equaled approximately $23.3 million and during 2003 did not exceed $23.3 million at any time. Total individual and corporate obligations, direct and indirect, for any one director did not exceed 10% of the equity capital of the Company at any time during fiscal year 2003. All outstanding loans and commitments included in such transactions are made substantially on the same terms, including rate and collateral, as those prevailing at the time in comparable transactions with other customers. In the opinion of management, these loans do not involve more than normal risk of collectibility or contain other unfavorable features.

The Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers and principal shareholders of the Company, and their associates, on the same terms including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.

O. A. Keller, III, the Chairman of the Board of the Company, is the father-in-law of a lawyer at the law firm that serves as principal outside counsel to the Company. In 2003, the Company paid legal fees to such firm for services rendered in 2003 in the aggregate amount of approximately $311,444.

The Company leases certain office space for its headquarters from Crabtree Park, LLC, a company owned by SBJ Growth, LC, which is, in turn, owned by a series of trusts in which Robert L. Jones, a director of the Company, has a 25% beneficial interest. The lease is between the Company and Crabtree Park, LLC. Prior to entering into the lease, the Company explored several other office sites for the relocation of its executive offices and selected the site owned by Crabtree Park, LLC after evaluating competitive offers for office space at several other locations. The lease, which is for a ten-year term, allocates 14,577 square feet, at a price of $17.25 per square foot, for executive offices and 3,000 square feet, at a price of $21.50 per square foot, for a branch office. The Company moved into this space in July 2000. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same to those prevailing for comparable transactions with other landlords in the marketplace.

The Company leases its south Asheville, North Carolina office from Azalea Limited Partnership, a North Carolina limited partnership of which Carl H. Ricker, Jr., a director of the Company, is general partner. The south Asheville facility, acquired through the merger with High Street Corporation, comprising approximately 9,000 square feet of office space, is leased at a current rate of $189,384 per year with a 2% increase per year. The lease commenced September 16, 1997 and is for an initial term of 15 years, followed by three 10-year renewal options. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same to those prevailing for comparable transactions with other landlords in the marketplace.

Under an employment agreement between the Company and Mr. Gilliam for an initial term of four years, the Company has agreed to employ Mr. Gilliam, for the first two years of the term, as vice chairman and to pay him an annual salary of $142,500. For the second two years of the term, the Company has agreed to employ Mr. Gilliam in an advisory position and to pay Mr. Gilliam an annual salary of $75,000. In the event that there is a change of control in the Company and Mr. Gilliam voluntarily terminates his employment, for reasons other than death, within 60 days after such change in control, the Company will make a lump sum payment to Mr. Gilliam that is equal to the salary that would have been paid to Mr. Gilliam under the remaining term of the employment agreement. In addition, Mr. Gilliam will be entitled to a continuation of all benefits he receives under the employment agreement through the remaining term of the employment agreement.

The Company has adopted a policy that it will not enter into any material transaction in which a Company director, officer or shareholder has a direct or indirect financial interest unless the transaction is reviewed and approved by the Company’s Audit Committee in accordance with applicable Nasdaq Marketplace Rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires certain of the Company’s officers and its directors to file reports of ownership and changes in ownership with the SEC. Officers and directors are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

During 2003, the Company undertook an extensive review of Section 16(a) reports filed on behalf of each individual who served as a director or executive officer of the Company during 2003, to determine whether all of their reportable transactions in the Company’s securities were timely reported and to ensure proper reporting of all their beneficial holdings. The review revealed that there were a number of transactions that were not timely reported and, as these transactions were identified, the Company undertook to file corrected forms throughout the year. Since conducting the review, the Company had developed new procedures to ensure improved compliance on an on-going basis, including compliance with the requirements of the Sarbanes-Oxley Act of 2002.

The following is the number of late reports filed since the beginning of 2003 under Section 16(a) and the number of transactions reflected therein as not reported on a timely basis during such fiscal year or prior fiscal years by such executive officers and directors:

•	Mrs. Priester inadvertently failed to timely file her Form 3 with respect to her holdings in Company securities within ten days of the date she became a Section 16 reporting person;

•	Mr. Gilliam inadvertently failed to timely file one required report on Form 4 covering 1 transaction;

•	Mr. Cohen inadvertently failed to timely file four required reports on Form 4 covering 4 transactions; and

•	Directors who participate in the Directors’ Plan inadvertently failed to timely file Section 16 reports with respect to the “stock units” awarded to them over the course of the period they have been enrolled in the Directors’ Plan. As a result, the following directors filed the following delinquent reports on Form 5 reflecting transactions in stock units over the course of their enrollment in the Directors’ Plan: Mr. Atkins—7 reports covering 7 transactions; Mr. Burkhardt—7 reports covering 7 transactions; Mr. Cohen—7 reports covering 7 transactions; Mr. Gilliam—1 report covering 1 transaction; Mr. Grimes—5 reports covering 5 transactions; Mr. Jones—7 reports covering 7 transactions; Mr. Keller III—7 reports covering 7 transactions; Mr. Keller Jr.—7 reports covering 7 transactions; Mr. Moser—1 report covering 1 transaction; Mr. Perkins—7 reports covering 7 transactions; Mr. Perry—7 reports covering 7 transactions; Mr. Ricker—1 report covering 1 transaction; Mr. Thomas—7 reports covering 7 transactions; and Mr. Wornom—7 reports covering 7 transactions.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending December 31, 2004. Although the selection and appointment of independent accountants are not required to be submitted to a vote of the shareholders, the Audit Committee and Board of Directors each deems it advisable to obtain shareholder ratification of this appointment. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as independent accountants, the Audit Committee of the Company will evaluate the matter and consider what action, if any, to take as a result. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and afforded an opportunity to make a statement.

Audit Firm Fee Summary

From January 1, 2002 until December 31, 2003, the Company retained PricewaterhouseCoopers LLP to provide services in the following categories and amounts:

	Fiscal 2003	Fiscal 2002
Audit	$100,700	$89,400
Audit Related	$39,470	$3,150
Tax	$0	$6,375
All Other Fees	$0	$25,369

Total	$140,170	$119,794

Audit Fees.    This category includes the aggregate fees billed for professional services rendered for the audits of the Company’s consolidated financial statements for fiscal years 2003 and 2002, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal 2003 and 2002, and for services that are normally provided by the independent public accountants in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees.    This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent accountants that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for accounting consultation, collateral verification audits and audits of employee benefit plans.

Tax Fees.    This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent accountants for tax compliance, tax planning and tax advice. Tax compliance services consisted of assistance with federal and state income tax returns.

All Other Fees.    This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent accountants that are not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.”

The Audit Committee has considered the compatibility of the non-audit services performed by and fees paid to PricewaterhouseCoopers LLP in fiscal 2003 and determined that such services and fees were compatible with the independence of the independent accountants. During fiscal year 2003, PricewaterhouseCoopers LLP did not utilize any personnel in connection with the audit other than its full-time, permanent employees.

Policy for Approval of Audit and Non-Audit Services.    The Audit Committee Charter contains the Company’s policy regarding the approval of audit and non-audit services provided by the independent accountants. According to that policy, the Audit Committee must pre-approve all services, including all audit and non-audit services to be performed by the Company’s independent accountants. In determining whether to approve a particular audit or permitted non-audit service, the Audit Committee will consider, among other things, whether such service is consistent with maintaining the independence of the independent public accountant. The Audit Committee will also consider whether the independent accountant is best positioned to provide the most effective and efficient service to the Company and whether the service might be expected to enhance the Company’s ability to manage or control risk or improve audit quality.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2004.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

Any proposals which shareholders intend to present for a vote at the Company’s 2005 Annual Meeting of Shareholders, and which such shareholders desire to have included in the Company’s proxy materials relating to that meeting, must be received by the Company on or before December 27, 2004, which is 120 calendar days prior to the anniversary of the date of this proxy statement. Proposals received after that date will not be considered for inclusion in such proxy materials.

In addition, if a shareholder intends to present a matter for a vote at the 2005 Annual Meeting of Shareholders, other than by submitting a proposal for inclusion in the Company’s proxy statement for that meeting, the shareholders must give timely notice in accordance with SEC rules. To be timely, a shareholder’s notice must be received by the Company’s Corporate Secretary at its principal office, 4901 Glenwood Avenue, Raleigh, North Carolina 27612, on or before March 12, 2005, which is not later than the close of business on 45th day prior to the first anniversary of the date this proxy statement was released to shareholders. It is requested that such notice set forth (a) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and (b) the name and record address of the shareholder, the class and number of shares of capital stock of the Company that are beneficially owned by the shareholder and any material interest of the shareholder in such business.

MISCELLANEOUS

As of the date hereof, the Company knows of no other business that will be presented for consideration at the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters for which the Company did not receive timely written notice; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this Proxy Statement and such nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Securities Exchange Act of 1934; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including the financial statements and schedules thereto, as filed with the SEC will be furnished upon written request, without charge to any company shareholder. Such requests should be addressed to Steven E. Crouse, P.O. Box 18949, Raleigh, North Carolina 27619.

ALL SHAREHOLDERS ARE ENCOURAGED TO SIGN, DATE AND RETURN THEIR PROXY SUBMITTED WITH THIS PROXY STATEMENT AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF A SHAREHOLDER ATTENDS THE ANNUAL MEETING, HE OR SHE MAY REVOKE HIS OR HER PROXY AND VOTE IN PERSON.

By Order of the Board of Directors

Steven E. Crouse

Senior Vice President of Finance and Chief Accounting Officer

April 29, 2004

APPENDIX A

CAPITAL BANK CORPORATION

Purpose/Mission

The Capital Bank Corporation Corporate Bylaws provide for an Audit Committee (“Committee”) as a standing Committee of the Board of Directors (“Board”). In addition, audit committees and their duties are mandated by federal securities laws and NASDAQ regulations for all public companies and by the Federal Deposit Insurance Corporation (“FDIC”) for depository institutions insured by the FDIC because they are deemed an important component of effective depository institution oversight. These requirements may be satisfied by a holding company audit committee provided it meets the requirements imposed on the respective depository institution.

The mission of the Committee is to assist the Board in the discharge of its responsibilities as they relate to the organization’s system of internal controls, audit issues, self assessment, and other issues. Internal control issues include operational, financial reporting, and compliance objectives consistent with the Corporate Policy on Internal Control. Audit issues include the activities of internal auditors, independent public auditors, and regulators. Self Assessment includes establishing a written Charter for the Committee and assessing the Committee’s effectiveness on a periodic basis. Other Issues include oversight of subsidiary Audit Committee activities.

The Committee shall take care not to become involved in day-to-day operations as this would diminish the Committee’s independence, credibility, and effectiveness. In addition, to ensure its effectiveness, the Committee’s duties shall be limited to a level commensurate with its resources.

Organization

The Committee shall consist of not less than three directors. The maximum size may vary, but the Committee should be small enough so that each member is an active participant. The Committee shall have a Chairperson designated by the Board. The Committee shall be made up of outside directors who are independent of management, and who satisfy any specific regulatory requirements, which may be established.

The term of appointment to the Committee shall be at the discretion of the Board, but it is desirable to have terms arranged so that continuity is maintained and, at the same time, members can bring fresh perspectives to the work of the Committee.

The Committee shall meet on a regular basis at least three to four times each year, and special meetings shall be called as circumstances dictate. The Committee shall maintain minutes and other relevant records of its meetings and activities which satisfy any specific regulatory requirements that may be established.

Authority

The Committee is authorized to conduct those activities necessary to fulfill its required activities on behalf of the Board. Committee members shall be free to exercise independent and objective judgment. The Committee shall have the authority to investigate any organizational activity it deems necessary and appropriate. The Committee shall have unrestricted access to any of the organization’s records, policies, plans, procedures, physical properties, and personnel. Further, the Committee is authorized to expend organizational resources whenever necessary to fulfill its responsibilities. This includes: the authority to utilize the internal audit staff, internal counsel, and the organization’s outside counsel; and to employ outside consultants, or administrative support at organizational expense. In addition, the Committee shall have access to its own outside counsel whom it may retain at organizational expense without prior permission of the Board or management. Such outside counsel shall satisfy any specific regulatory requirement which may be established.

Responsibility

The Committee Chairperson shall have the Audit Committee Charter approved by the Board at each annual organizational meeting. Changes to the Audit Committee Charter, whether initiated by the Committee or the Board, may be approved at any meeting of the Board.

It is the Board’s responsibility to ensure compliance with regulatory requirements regarding Committee membership. The Committee Chairperson shall review regulatory requirements with, and have the Committee’s membership qualifications approved by, the Board at each annual organizational meeting. Qualifications of new members shall be approved by the Board prior to their joining the Committee.

Committee members must stay informed and be vigilant in their role in order to be effective. The Committee shall establish and maintain communication between the Board, independent public auditors, chief internal auditor, and management. The Committee Chairperson will report the activities of the Committee to the Board so that the Board is kept informed of the Committee’s activities on a current basis. The minutes of the Committee’s meetings may be used to report the Committee’s activities to the Board.

The Committee shall meet with management, external and internal auditors, and others as necessary; however, the Committee shall receive oral reports from independent public auditors and activity reports from internal auditors in private session, without the presence of management, if desired.

The Committee’s duties shall include:

Internal Control

•	Receiving reports from the internal auditor regarding the adequacy of on-going internal control and in particular, management’s handling of identified material internal control inadequacies and reportable conditions. For subsidiaries which are federally insured depository institutions, internal controls and information systems appropriate to the size of the institution, and the nature and scope of activities, are required and must provide for: an organizational structure that establishes clear lines of authority and responsibility for monitoring adherence to prescribed policies; effective risk assessment; timely and accurate financial, operational and regulatory reports; adequate procedures to safeguard and manage assets; and compliance with applicable laws and regulations.

•	Inquiring of management and the independent public auditor as to whether the control environment, system, and procedures are adequate.

•	Reviewing the adequacy of the organization’s policy statements, including the Code of Ethics, regarding illegal or unauthorized payment, conflict of interest, and fiduciary and general business ethics. Receiving reports outlining the control process designed to ensure compliance with the organization’s Code of Ethics.

•	For subsidiaries which are federally insured depository institutions, reviewing with the chief internal auditor, management, and the independent public auditor the basis for: (1) the annual management report signed by the chief executive officer and chief accounting or financial officer containing a statement of management’s responsibilities for preparing financial statements, for establishing and maintaining an adequate internal control structure and procedures for financial reporting, and for complying with laws and regulations relating to safety and soundness which are designated by the appropriate federal banking agency; (2) assessments by management of the effectiveness of such internal control structure and procedures and compliance with such laws and regulations; and (3) the annual independent audit of the financial statements (comparative annual consolidated balance sheets, statements of income, changes in equity capital, and cash flows, with accompanying footnote disclosures in accordance with generally accepted accounting principles (GAAP) for each of the two most recent fiscal years) made by an independent public auditor and any reviews of the quarterly financial reports performed by the independent public auditor which are specifically mandated by a regulatory authority. (In the event such reviews are mandated, the independent public auditor should provide the Committee with the reports on the reviews and the Committee should provide the reports to the regulatory authority.)

•	Satisfying itself that any significant/material weaknesses are being corrected in a timely manner.

•	Overseeing the interim financial reporting process.

•	Reviewing financial statements and associated disclosure items.

•	Ascertaining that information in the Annual Report is consistent with the Committee’s knowledge of the operations of the company.

•	(At the discretion of the Committee) Reviewing annual expense reimbursements paid to executive management.

Audit Issues

Overseeing the internal and external audit function in a manner which assures: the function’s independence and objectivity; qualified persons to perform internal audits; adequate testing and review of internal controls and information systems; adequate documentation of audit tests and findings and any corrective actions; verification and review of management actions to address identified weaknesses; and review of the effectiveness of the internal audit function.

•	Selecting, evaluating, overseeing, and where appropriate, recommending to stockholders the appointment of, the independent public auditor, which firm shall be ultimately accountable to the Audit Committee and the Board.

•	Satisfying itself as to the independence and competence of the independent public auditor, including by (i) actively engaging in a dialogue with the independent public auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent public auditor and (ii) taking, or recommending that the Board take, appropriate action to oversee the independence of the independent public auditor.

•	Ensuring its receipt from the independent public auditors of a formal written statement delineating all relationships between the independent public auditor and Capital Bank Corporation, consistent with Independence Standards Board Standard 1.

•	Reviewing and approving with management and the independent public auditor; the scope of the independent audit, the non-audit services to be performed by the independent public auditor, and the estimated costs for such services before they are provided.

•	Setting compensation of the independent public auditor.

•	Reviewing findings resulting from the independent public auditor’s audit and management’s response to the findings including: significant accounting policies; significant accounting estimates; adjustments recommended by the independent public auditor; assessments of the adequacy of internal controls and the resolution of identified material weaknesses/reportable conditions in internal controls; addressing disagreements between the independent public auditor and management; and meeting with independent public auditors (without management present) prior to the filing of reports upon completion of the audit services.

•	Reviewing the significant findings from regulatory examinations, including management’s response thereto, and management’s implementation of recommendations.

Self Assessment

•	Maintaining a Board approved written Committee Charter defining purpose/mission, organization, authority, and responsibility.

•	Assessing the effectiveness of the Committee in carrying out its responsibilities in relation to “Best Practices.”

Other Issues

•	Overseeing the activities of Audit Committees of subsidiaries, including approving charters and amendments to any such charters, to be adopted by Audit Committees or Boards of subsidiaries to govern the work of Audit Committees of subsidiaries and reviewing the minutes of Audit Committees of subsidiaries.

•	Establishing procedures for: (i) the receipt, retention, and treatment of complaints received by Capital Bank Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of Capital Bank Corporation of concerns regarding questionable accounting or auditing matters.

•	Reviewing all “related party transactions” for potential conflict of interest situations on an ongoing basis and being responsible for approving all such transactions prior to their consummation. The term “related party transaction” includes all transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Charter Approval

This charter was first approved by the Board on November 18, 1999.

APPENDIX B

CAPITAL BANK CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints B. Grant Yarber and Richard W. Edwards, and each of them, as attorney and proxy of the undersigned, with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in Capital Bank Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company’s corporate office located at 4901 Glenwood Avenue, Raleigh, North Carolina 27612 on June 24, 2004 at 5:00 p.m. local time, and any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS LISTED

BELOW.

1.    Election of Directors

☐ FOR all nominees listed below.

☐ FOR ALL EXCEPT nominees listed below.

☐ WITHHOLD AUTHORITY to vote for all nominees listed below.

Class I Directors:

Charles F. Atkins     B. Grant Yarber     Oscar A. Keller, Jr.     James D. Moser, Jr.     Don W. Perry

Class II Directors:

John F. Grimes, III     J. Rex Thomas

Class III Directors:

George R. Perkins, III

INSTRUCTION: To withhold authority to vote for any individual nominee above, mark “FOR ALL EXCEPT” and write that nominee’s name on the space provided below:

2.	Ratify appointment of PricewaterhouseCoopers LLP as independent accountants for the Company for the fiscal year ending December 31, 2004:

☐ FOR

☐ AGAINST

☐ ABSTAIN

(Continued and to be signed on the reverse)

(Continued from other side)

DISCRETIONARY AUTHORITY IS CONFERRED BY THIS PROXY WITH RESPECT TO CERTAIN MATTERS, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN.

Date	, 2004
(Be sure to date Proxy)

Signature and title, if applicable

Signature if held jointly

WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.